Exhibit 99.1

KKR Appoints Timothy R. Barakett to Board

March 13, 2025 04:30 PM Eastern Standard Time

NEW YORK, NY  (BUSINESS WIRE)  KKR & Co. Inc. (NYSE: KKR) today announced that Timothy R. Barakett has been appointed to the Board of Directors effective March 13, 2025. His appointment will bring the number of independent directors to ten out of a total of fourteen Board seats.

Mr. Barakett is the Founder and Chief Executive Officer of TRB Advisors, a private investment firm and family office. Prior to founding TRB Advisors in 2010, Mr. Barakett was the Founder and Chief Executive Officer of Atticus Capital, a global investment management firm. Mr. Barakett is the Treasurer of Harvard University, a Fellow of the Harvard Corporation, and the Chair of the Board of the Harvard Management Company. He also serves on the Boards of Directors of Athletic Brewing Company and Rethink Food NYC and the Advisory Boards of Commodore Capital, Forward Consumer Partners, and Charter Oak Advisors.

In addition to Mr. Barakett, KKR’s current Board members are:  Henry Kravis (Co-Founder and Co-Executive Chairman of KKR), George Roberts (Co-Founder and Co-Executive Chairman of KKR), Joseph Bae (Co-Executive Officer of KKR), Scott Nuttall (Co-Chief Executive Officer of KKR), Adriane Brown (Managing Partner of Flying Fish Partners), Matthew Cohler (former General Partner of Benchmark), Mary Dillon (President and Chief Executive Officer of Foot Locker), Arturo Gutiérrez Hernández (Chief Executive Officer of Arca Continental), Xavier Niel (Founder and Chairman of the Board of Iliad), Patricia Russo (former Chief Executive Officer of Alcatel-Lucent), Kimberly Ross (former Chief Financial Officer of WeWork and Baker Hughes), Robert Scully (former member of the Office of the Chairman of Morgan Stanley), and Evan Spiegel (Co-Founder and Chief Executive Officer of Snap).

About KKR

KKR is a leading global investment firm that offers alternative asset management as well as capital markets and insurance solutions. KKR aims to generate attractive investment returns by following a patient and disciplined investment approach, employing world-class people, and supporting growth in its portfolio companies and communities. KKR sponsors investment funds that invest in private equity, credit and real assets and has strategic partners that manage hedge funds. KKR’s insurance subsidiaries offer retirement, life and reinsurance products under the management of Global Atlantic Financial Group. References to KKR’s investments may include the activities of its sponsored funds and insurance subsidiaries. For additional information about KKR & Co. Inc. (NYSE: KKR), please visit KKR’s website at www.kkr.com. For additional information about Global Atlantic Financial Group, please visit Global Atlantic Financial Group’s website at www.globalatlantic.com.

Investor Relations:
Craig Larson
+1 (877) 610-4910 (U.S.) / +1 (212) 230-9410
investor-relations@kkr.com

Media:
Kristi Huller or Julia Kosygina
+1 (212) 750-8300
media@kkr.com

Source: KKR & Co. Inc.

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